STATE OF UTAH
                          DEPARTMENT OF HUMAN SERVICES
Michael O. Leavitt
Governor                          LOG NO. 1512

Rod L. Betit
Executive Director                                           CONTRACT NO.

                                  DHS CONTRACT

1. CONTRACTING PARTIES: This agreement is between the Utah State Department of Human Services, Division of Youth Corrections, Region II, 61 West 3900 South, Salt Lake City, Utah 84107-1431, hereinafter referred to as STATE, and Cornell Corrections of California, Inc., 1823 Knoll Dr., Ventura, California 93003, a for-profit organization, hereinafter referred to as CONTRACTOR.

2.      TYPE OF CONTRACTOR:  This CONTRACTOR is a Service Provider.

3. TYPE OF CONTRACT: This is an indefinite quantity requirements contract with a unit rate determined by start-up costs and per diem rate per program bed not to exceed $11,147,131.20.

4. PROCUREMENT: This contract is entered into as the result of DFCM Project #HY94222.

5. CONTRACT PERIOD: Effective 01 June 1996 and terminates on 30 June 1999, unless terminated sooner, in accordance with the terms and conditions of this contract. Contracts in excess of one year must have an onsite program and records review on an annual basis by STATE.

6. CONTRACT COSTS: The Contract Amount is Open Ended. The CONTRACTOR shall be reimbursed by the STATE not to exceed $11,147,131.20 as specified in Attachment C for the services provided in accordance with the terms and conditions of this contract. However, the STATE does not guarantee to make any purchases with an Open Ended Contract.

        Funds for this contract are provided by:

   CFDA OR STATE            FEDERAL OR STATE             PERCENTAGE
   COMPLIANCE #         (ORIGINAL) FUNDING SOURCE         OR AMOUNT
=================== ================================= =================
       N/A                    STATE FUNDS                   100%

        Funds paid to the CONTRACTOR from this contract may only be used for the purpose specified in item 9, below.

7. ATTACHMENTS INCLUDED AS PART OF THIS CONTRACT: Attachment A--Standard Terms and Conditions; Attachment B--Additional Terms and Conditions; Attachment C--Contract Costs, Fiscal Conditions; Attachment D--Federal Assurances; Attachment E--Program Description; Attachment F-- Objectives and Evaluation.

8.      DOCUMENTS INCORPORATED INTO THIS CONTRACT BY REFERENCE BUT NOT ATTACHED
        HERETO:

        a.     All documents specified in any attachment to this contract.

        b. All other governmental laws, regulations, or actions applicable to services provided herein.

9. PURPOSE OF CONTRACT: To provide for the operation, maintenance and programming of the 160 bed privatized Detention Facility in Salt Lake County.

IN WITNESS WHEREOF, the parties sign and cause this contract to be executed:

                             CONTRACTOR

                             David M. Cornell, President                    Date
                             Cornell Corrections of California, Inc.

                             Marvin H. Wiebe, Vice President                Date
                             Cornell Corrections of California, Inc.

                             STATE

                             Gary K. Dalton, Director                       Date
                             Division of Youth Corrections


                             REGION

                             William C. Nelsen, Director                    Date
                             Division of Youth Corrections, Region II


                             APPROVED AS TO AVAILABILITY OF FUNDS

                             Charles Bentley, Budget Officer                Date
                             Bureau of Finance


                             APPROVED AS TO PROCUREMENT

                             State Purchasing                               Date
                             State Division of Finance


                             APPROVED

                             Richard Barker                                 Date
                             State Division of Finance

                                 SIGNATURE PAGE

                                  ATTACHMENT A
                          STANDARD TERMS AND CONDITIONS

1. AUTHORITY: Provisions of this contract are pursuant to the authority set forth in Sections 63-56 and 62A-7-120, UCA 1953 as amended, Utah State Procurement Regulations (UAC Section R33), and related statutes which permit the STATE to purchase certain specified services, and any other relevant Federal regulations and any relevant provisions of the STATE.

2. CONTRACT JURISDICTION: The provisions of this contract shall be governed by the laws of the State of Utah.

3. SEPARABILITY CLAUSE: The declaration by any court or other binding legal source that any provision of this contract is illegal and void shall not affect the legality and enforceability of any other provision of this contract unless said provisions are mutually dependent.

4. ASSIGNMENT: The CONTRACTOR shall not assign its benefits and obligations, under this contract, to any other legal entity, without the prior written consent of the STATE. Upon written approval of the assignment, the contract shall be binding upon and benefit the assignee and its successors.

5. RENEGOTIATIONS OR MODIFICATIONS: This contract may be amended, modified, or supplemented only by written amendment to the contract, executed by the parties hereto, and attached to the original signed copy of this contract. No claim for services furnished by the CONTRACTOR, not specifically authorized by this contract, will be allowed by the STATE.

6. TERMINATION: This contract may be terminated in advance of the specified expiration date with or without cause, by either party, upon thirty (30) days prior written notice being given to the other party. On termination of this contract all accounts and payments will be processed according to financial arrangements set forth herein for services rendered to date of termination.

7. CONTRACT RENEWAL: The CONTRACTOR agrees, for any contract issued as a result of an RFP, that the STATE shall unilaterally have the right to initiate renewal of such a contract, in accordance with the provisions of the RFP at a level of funding to be determined at the time of renewal.

8. REDUCTION OF FUNDS (N/A TO OPEN ENDED CONTRACTS): The maximum amount authorized by this contract shall be reduced or contract terminated if required by Federal/State law, regulation, or action or there is significant underutilization of funds, provided the CONTRACTOR shall be reimbursed for all services performed in accordance with this contract prior to date of reduction or termination. If funds are reduced, there will be a comparable reduction in amount of services to be given by the CONTRACTOR. The STATE will give the CONTRACTOR thirty (30) days notice of reduction.

9. CONFLICT OF INTEREST: The CONTRACTOR represents that none of its officers or employees are officers or employees of the State of Utah, unless disclosure has been made in accordance with Section 67-26- 8, UCA 1953, as amended.

10. CITING DEPARTMENT IN ADVERTISING: The CONTRACTOR agrees to give credit Division of Youth Corrections for funding in all written and verbal advertising or discussion of this program such as brochures, flyers, informational materials, talk shows, etc.

11. SEXUAL HARASSMENT: The CONTRACTOR agrees to abide by Utah Executive Order, dated June 30,1989, which prohibits sexual harassment in the workplace.

12. CIVIL RIGHTS: The CONTRACTOR agrees to abide by UCA ss. 13-7-1 through -4, which prohibits discrimination on the basis of race, color, sex, religion, ancestry, or national origin by any business establishment, place of public accommodation, or enterprise regulated by the STATE.

                                  Attachment A

13. INDEMNITY CLAUSE: PRIVATE AGENCIES -- INSURANCE REQUIRED: The CONTRACTOR agrees to provide and to maintain during the performance of the contract, at its sole expense, a policy of liability insurance naming the CONTRACTOR and the State of Utah as insured parties under the policy. Such insurance shall be amended to indicate that it is the primary coverage and not a contributing coverage for the STATE.

        The limits of the policy shall be no less than $500,000.00 for each occurrence and $1,000,000.00 aggregate. The CONTRACTOR shall provide to the STATE a certificate of insurance evidencing that the coverage required hereunder is in effect. The certificate will also state that the insurer will give the STATE thirty (30) days notice of cancellation or nonrenewal.

14. CONTRACTOR, AN INDEPENDENT CONTRACTOR: The CONTRACTOR shall be an independent contractor, and as such, shall have no authorization, express or implied, to bind the State of Utah or the above State Agency to any agreements, settlements, liability, or understanding whatsoever, and agrees not to perform any acts as agent for the State of Utah, except as herein expressly set forth. Compensation provided for herein shall be the total compensation payable hereunder by the State of Utah or the above designated State Agency. Persons employed by the STATE and acting under direction of the STATE shall not be deemed to be employees or agents of this CONTRACTOR.

15. ADMINISTRATIVE AND REPORTING REQUIREMENTS: The CONTRACTOR shall maintain or supervise the maintenance of records necessary for the proper and efficient operation of the program, including records regarding applications, determination of eligibility (when applicable), the provision of services and administrative cost; and statistical, fiscal and other records necessary for reporting and accountability required by the STATE and shall retain such records for at least four (4) years (five (5) years in the case of records supporting Title XIX reimbursements) after last payment has been made on this contract, or until all audits initiated, within the four (4) years, have been completed, whichever is later. Records of a child under the age of eighteen (18) must be maintained until the child is twenty-two (22) years old to comply with Utah law.

16. ACCESS TO RECORDS: The CONTRACTOR shall allow independent, STATE, and Federal auditors/program reviewers to have access to its records, including all financial records, for audit review and inspection on request.

17. DRUG FREE WORKPLACE: The CONTRACTOR will maintain a drug free workplace in accordance with Federal Regulations.

                                  Attachment A

                                  ATTACHMENT B
                         ADDITIONAL TERMS AND CONDITIONS

1. LICENSING AND STANDARD COMPLIANCE: The CONTRACTOR currently meets all applicable licensing or other standards required by Federal and State laws or regulations and ordinances of the City/County in which services and/or care is provided and will continue to comply with such licensing or other applicable standards and ordinances for duration of this contract period.

2. GRIEVANCE PROCEDURE: The CONTRACTOR agrees to establish a system through which recipients of the purchased services may present grievances about the operation of the program as it pertains to and affects said recipient. The CONTRACTOR will advise recipients of their right to present grievances concerning denial or exclusion from or operation of the program, and to a hearing by the Department of Human Services in these instances. The CONTRACTOR will advise applicants in writing of rights and procedures to appeal.

3. SERVICES: The CONTRACTOR agrees to supply those activities and services described under "PROGRAM DESCRIPTION" in Attachment E.

4. IMPOSITION OF FEES: The CONTRACTOR will not impose any fees upon clients given services under this contract except as authorized by the STATE.

5. PROTECTION AND USE OF CLIENT RECORDS: The use or disclosure by any party of any information concerning a client for any purpose not directly connected with the administration of the STATE's or the CONTRACTOR's responsibilities with respect to services purchased under this agreement is prohibited. All records maintained by programs that are under contract with the division to provide services to youth offenders are the property of the Division and shall be returned to it upon the Division's request and/or the termination of the youth from the program or service. (UCA62A-7-121) All requests for information shall be forwarded to the Division of Youth Correction for appropriate action.

6. MONITORING: The STATE will monitor the service given by the CONTRACTOR for each eligible client and the results obtained using this contract and the attached goals and service objectives and methods as criteria. (See Attachments E and F)

7. CONSULTATION/TECHNICAL ASSISTANCE: The STATE will supply appropriate consultation/technical assistance as indicated/requested by the CONTRACTOR to assure satisfactory performance in providing the contracted services.

8. SUBCONTRACTS: The CONTRACTOR may not subcontract to provide the services specified in the contract. This does include contracts for ancillary services such as medical, psychological, psychiatric, or dental contracts.

9. CODE OF CONDUCT: The CONTRACTOR agrees to follow and enforce the Department of Human Services' and DYC Code of Conduct. The CONTRACTOR assures that each employee/volunteer receives a copy of Code of Conduct. A signed statement to this effect must be in employee's/volunteer's file. The CONTRACTOR agrees to prominently display a poster regarding Code of Conduct provided by the STATE.

10. HUMAN SUBJECTS RESEARCH: The CONTRACTOR shall not conduct research involving employees of the Department of Human Services or individuals receiving services (whether direct or contracted) from the Department of Human Services until such research and methodology has been approved by the Department of Human Services, Protection of Human Rights Review Committee.

                                  Attachment B

                                 ATTACHMENT C-1
                                 CONTRACT COSTS

1.      PAYMENT RATES: Payment on this contract will be made at STATE set rates.

2.      SERVICES:

       SERVICE NAME          CODE       KIND             RATE            UNITS     DOLLARS      ACCOUNT
========================== ========= ========== ====================== ========= ============ ===========
Detention                     YDD      Daily    1-136         = $84.54                           9291
Detention                     YDD      Daily    137-160       = $50.86                           9291
Facility Start-up & Training  YDM      Month            Actual                                   9291

3.      METHOD OF PAYMENT:

        a. Payment will be made upon receipt of invoice using the State of Utah's accounts payable system. Computation of operational per diem will be based on the daily count at 11:30 pm each day.

        b. The STATE will make payments to the CONTRACTOR of amounts (including Start-up and Per-diem Costs) not to exceed $2,970,796.80 in the first year.

        c. The Program Operational per diem rates will be adjusted annually as outlined below (see item 4b).

        d. This contract will be effective when signed by both parties and will terminate on 30 June 1999, unless terminated sooner, in accordance with the terms and conditions of this contract.

4.      PAYMENT SCHEDULE:

        a. START-UP COSTS: The STATE realizes that in order for the CONTRACTOR to fulfill its obligations under this contract, program employees will need to be hired and trained prior to the acceptance of clients into the program. The STATE agrees to pay the CONTRACTOR, actual start-up costs related to the hiring and training of those personnel. These are employees who would normally be paid through the operational per diem rates in item 4b below, once clients are placed in the program.

        b. DETENTION OPERATION PER DIEM RATE: Payment for the operational portion of this contract will be on a per diem rate, per program bed. Upon opening of the facility, the State guarantees payment of $11,497.44 per day for 136 beds (85% of facility capacity) regardless of utilization. The STATE assumes that there are cost savings since certain overhead cost are fixed and some savings occur for more than 136 (85% of capacity) in custody. The per diem rate, per bed, per day, is as follows:

NUMBER OF DETAINEES/DAY
                                       1-136                     137-160
Year 1 (5/15/96 TO 6/30/97)     $84.54/Detainee/Day        $50.86/Detainee/Day
Year 2 (7/1/97 TO 6/30/98)      $86.66/Detainee/Day        $52.13/Detainee/Day
Year 3 (7/1/98 TO 6/30/99)      $89.26/Detainee/Day        $53.75/Detainee/Day

                                 Attachment C-1

        In accordance with Proposal #94222, the following rates are established:

Year     Cost Per Youth Per Day   No. of Youths    No. of Days   Cost for Youths 1-136       TOTALS
- ----     ----------------------   -------------    -----------   ---------------------    --------------
 1               $84.54                136             210           $2,414,462.40        $11,147,131.20
 2               $86.66                136             365           $4,301,802.40
 3               $89.26                136             365           $4,430,866.40


Year     Cost Per Youth Per Day   No. of Youths    No. of Days  Cost for Youths 136-160      TOTALS
- ----     ----------------------   -------------    -----------  -----------------------   --------------
 1               $50.86                24              210             $256,334.40        $ 1,183,843.20
 2               $52.13                24              365             $456.658.80
 3               $53.75                24              365             $470,850.00
- ----     ----------------------   -------------    -----------   ----------------------
                                                                     GRAND TOTAL          $11,947,964.40
                                                                                          ==============

               1) Should the STATE find it necessary to exceed the design capacity of the facility (160 detention bed), the STATE will pay the CONTRACTOR the applicable per diem operational rates specified for utilization exceeding 136 beds for all client increases. In no event, will the STATE require the CONTRACTOR to exceed the design capacity by more than 30 percent. The STATE must give prior authorization to exceed the design capacity of 160 with the exception of emergencies. The STATE must be notified of any such emergencies within 24 hours of the occurrence.

               2) In the event of contract termination at a date earlier than 30 June 1999 (see Attachment A, item 6), in order to insure the continued safety and security of juveniles, a mutually agreed upon termination date will be negotiated between the CONTRACTOR and the STATE.

        c. CONTRACTOR BILLINGS AND STATE PAYMENTS: The CONTRACTOR will prepare and send the STATE invoices, using an approved format, once per month for services through the last day of the month. Invoices will be paid by the STATE to the CONTRACTOR no later than 30 days following receipt of invoice.

5.      CONTRACTOR SPECIFICS:

        a.     Billing name and address of the CONTRACTOR:

               CORNELL CORRECTIONS OF CALIFORNIA, INC.
               1823 KNOLL DRIVE
               VENTURA, CALIFORNIA 93003

        b.     IRS number:  94-2411045

        c.     Telephone number:  805-644-3765

        d.     Address/location where the services will be provided:

               3460 SOUTH 900 WEST, SALT LAKE CITY, UTAH 84119

                                 Attachment C-1

        e. Name and address of financial reporting entity, (entity which provides audit report or financial statement):

6. THIRD-PARTY REIMBURSEMENT AND PROGRAM INCOME (DHS/OLM ESTABLISHED RATES): The CONTRACTOR is allowed to bill DHS up to the maximum contracted rate prior to collecting third-party reimbursements (insurance, Medicaid, etc.). The CONTRACTOR is required to pursue reimbursement from all other sources of funding available for services performed under this contract.

        When the third-party reimbursements and program income (gross income other than government funds generated by the funded program, including client fees, sales of commodities, and rental fees) do not exceed the DHS/OLM established rate and DHS participates in the total cost, the client is considered a State-funded client. In this case, the combination of third-party reimbursements, program income, and billing to DHS shall not exceed the DHS/OLM established rates.

        When the third-party reimbursements and program income exceed the DHS/OLM established rate, the client is not considered a State-funded client. In this case, the CONTRACTOR must reimburse DHS if funds were advanced for that service. All third-party payments and program income may be retained by the CONTRACTOR.

                                 Attachment C-1

                                 ATTACHMENT C-2
                                FISCAL CONDITIONS

1. METHOD AND SOURCE OF CONTRACTOR PAYMENT: The STATE agrees to reimburse the CONTRACTOR in accordance with Attachment C-1, CONTRACT COSTS, by warrant drawn against the State of Utah, upon receipt of itemized billing for STATE authorized services provided and supported by information contained on reimbursement forms supplied by STATE.

2. OVERPAYMENT/AUDIT EXCEPTIONS/DISALLOWANCES: The CONTRACTOR agrees that if during or subsequent to the contract period it is determined by the STATE, through audit or DHS fiscal reviews, that payments to the CONTRACTOR (as specified in Attachment C-1) were incorrectly reported or paid, the STATE may amend the contract and adjust the CONTRACTOR payment rates for the remainder of the contract period, or any renewal period. Any excess payments are, upon written request, immediately due and payable to the STATE. In contracts which include a budget, CONTRACTOR expenditures under this contract, determined by audit or DHS fiscal review, to be ineligible for reimbursement because they were not authorized by the terms and conditions of the contract, or that are inadequately documented, and for which payment has been made to the CONTRACTOR, will upon written request be immediately refunded to the STATE by the CONTRACTOR. The CONTRACTOR further agrees that the STATE shall have the right to withhold any or all subsequent payments under this or other contracts with the CONTRACTOR until recoupment of overpayment is made.

3. PAYMENT WITHHOLDING: The CONTRACTOR agrees that the reporting and record keeping requirements specified in this contract are a material element of performance and that if, in the opinion of the STATE, the CONTRACTOR's record keeping practices and/or reporting to the STATE are not conducted in a timely and satisfactory manner, the STATE may withhold part or all payments under this or any other contract until such deficiencies have been remedied. In the event of the payment(s) being withheld, the STATE agrees to notify the CONTRACTOR in writing prior to denial of payment of the reasons for the denial and of the actions that the CONTRACTOR will need to take to bring about the release of withheld payments.

4. SERVICE CODE COST SUMMARY: When requested by the STATE, the CONTRACTOR shall submit to the STATE actual cost expenditures under this contract and specific service code. If selected for review, the STATE will request cost data as early as ninety-one (91) days after completion of the prior contract period. If the CONTRACTOR fails to submit Cost Summaries within twenty (20) working days from the date of request, payments on subsequent contracts with the STATE may be withheld until Cost Summaries are received. The cost data shall be in the Service Code Cost Summary format provided by the STATE. Reported costs shall be in accordance with the STATE Cost Principles. Service Code Cost Summaries submitted are subject to audit by the Bureau of Audit. Therefore, Cost Summaries should agree in total (and in detail where possible) to any other financial information submitted to the STATE. Such financial information would include audit reports, financial statements, etc. Cost Summaries which are found to disagree with other financial information submitted to the STATE may be subject to further investigation.

5.      AUDITS:

        a. The following classifications of CONTRACTORS shall provide an independent audit of their entity in accordance with OMB A-128 or A-133, as applicable, and the Audits or Political Subdivisions Act, U.C.A. 51-2 et. seq. (as amended):

               1)     a subrecipient, or

               2) a not for profit service provider which receives more than $2000,000.00 of its funding from the Federal, State, and/or local government. DHS funds received as OLM rates should not be included in the $200,000.00 threshold.

        b. The following classifications of CONTRACTORS shall provide an independent audit of their entity in accordance with Government Auditing Standards (GAS Yellow Book):

                                 Attachment C-2

               1) a profit oriented service provider which receives more than $200,000.00 of its funding from the Federal, State, and/or a local government.

               DHS funds received at OLM rates should not be included in the $200,000.00 threshold.

         c. The following classifications of CONTRACTORS shall provide financial statements (a balance sheet, income statement, statement of cash flows (non-profits), statement of functional expense, and notes to the financial statements) prepared in accordance with generally accepted accounting principles:

               1) a profit-oriented, service provider which receives less than $200,000.00 of its funding from the Federal, State, and/or a local government.

               2) a not-for-profit service provider which receives less than $200,000.00 of its funding from the Federal, State, and/or a local government.

               DHS funds received at OLM rates should not be included in the $200,000.00 threshold.

        d. The following classifications of CONTRACTORS have no audit or financial statement filing requirements:

               1) a vendor (an entity which does not perform services directly to DHS clients), or

               2) a service provider which receives less than $25,000.00 of its funding from Federal, State, and/or a local government.

               DHS rates should not be included in the $25,000.00 threshold.

        A non-governmental (private non-profit or profit) entity and government entities shall submit a copy of its audit report to the STATE within one year of the close of the entity's fiscal year.

        An entity filing only financial statements shall submit the financial statements within five (5) months of the close of the entity's fiscal year. If an entity chooses to submit the audit report instead of financial statements, the entity shall have the full time requirement allowed in the first preceding paragraph. If this entity chooses to submit an audit report instead of financial statements, DHS, Bureau of Audit, must be notified of this decision prior to the end of the five month reporting deadline.

        If more time is needed, prior approval may be obtained from DHS, Bureau of Audit.

        Audit reports and financial statements should be sent to the Bureau of Audit, 120 North 200 West (Room 218), P.O. Box 45500, Salt Lake City, Utah 84145-0500.

        All CONTRACTORS are subject to periodic fiscal reviews by DHS.

6. BILLINGS: Billings and claims for services must be received within twenty (20) days after the last date of service for the period billed including the final billing, which must be submitted within twenty (20) days after the termination of the contract. Payment for final billings received more than twenty (20) days after contract termination may be delayed or denied.

7. BILLING FOR FIRST AND LAST DAYS: The STATE will reimburse the CONTRACTOR for both first and last days of service for clients in Long Term Residential Care. The STATE will reimburse the CONTRACTOR for first and last service days for clients in Emergency or Short Term Care. The STATE shall specify terms on Attachment C-1 of this contract.

8. FINANCIAL AND COST ACCOUNTING SYSTEM: The CONTRACTOR agrees to maintain a financial and cost accounting system in accordance with generally accepted accounting principles. At a minimum, the CONTRACTOR's accounting system shall provide for a General Ledger, and cost accounting records adequate

                                 Attachment C-2

        to assure that costs incurred under this contract are reasonable, allocable to contract objectives, and separate from costs associated with other business activities of the CONTRACTOR. The CONTRACTOR further agrees that all program expenditures and revenues shall be supported by reasonable documentation (vouchers, invoices, receipts, etc.) which shall be stored and filed in a systematic and consistent manner. The CONTRACTOR further agrees to retain and make available to independent auditors, State and Federal auditors, and program and contract reviewers all accounting records and supporting documentation for a minimum of four (4) years after the expiration of this contract. The CONTRACTOR further agrees that, to the extent it is unable to reasonably document the disposition of monies paid under this contract, it is subject to an assessment for over-payment.

9. ANNUAL FISCAL REPORTING: Annual fiscal reporting shall be on an accrual or a modified accrual basis as required by generally accepted accounting principles. Smaller entities which file cash basis income tax returns may submit annual fiscal reports on a cash basis with prior written approval from DHS, Bureau of Audit. Monthly or quarterly reports required may be on a cash basis.

10. DEPARTMENT COST PRINCIPLES: The CONTRACTOR agrees to abide by Federal and Department Cost Principles as applicable to the contract.

11. NOTIFICATION OF THE INTERNAL REVENUE SERVICE: It is Department of Human Services' policy to notify the Internal Revenue Service of any violations of IRS regulations uncovered as a result of its dealings with providers.

12. RELATED PARTIES: The CONTRACTOR shall not make payments to related parties in any category of Administration, Capital Expenditures, or Program Expenses without the prior written consent of the STATE. Payments to related parties may include, but are not limited to: salaries, wages, compensation under employment or service agreements, or payments under purchase, lease, or rental agreements. Payments made by the CONTRACTOR to related parties without such prior written consent may be disallowed and may result in an overpayment assessment. For the purpose of defining payments to related parties under a contract:

        a. The CONTRACTOR shall be defined to include all owners, partners, directors, officers of the CONTRACTOR or others with authority to establish policies and make decisions for the CONTRACTOR.

        b. Persons and/or organizations shall be considered related parties when any of the following conditions exist:

               1) A person and/or organization with directors, officers, or others with the authority to establish policies and to make decisions for the organization who is/are related to the CONTRACTOR through blood or marriage, as defined by U.C.A., Section 52-3-1(d) as father, mother, husband, wife, son, daughter, sister, brother, uncle, aunt, nephew, niece, first cousin, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, or daughter-in-law.

               2)     An organization has in common with the CONTRACTOR either:
                      a) owners or partners who directly or indirectly own ten percent (10%) or more of the voting interest of the organization; and/or b) directors, officers or others with authority to establish policies and make decisions for the organization.

        The CONTRACTOR is obligated to immediately call any contemplated or actual related party payment to the attention of the STATE. Upon notification of related party payment, the STATE may, at its discretion, require that the CONTRACTOR undertake competitive bidding for the goods or services, require satisfactory cost justification prior to payment, or take other steps that may be necessary to assure that the goods or services provided afford the STATE a satisfactory level of quality and cost. Any related party payments contemplated under this contract are specified as follows: (if none, please so state)

                                 Attachment C-2

NAME       Purpose           Amount                 Justification
========== ================= ====================== ========================
NONE

13. CHANGES IN BUDGET (COST REIMBURSEMENT CONTRACTS ONLY): The budget, presented in Attachment C-3, shall be the basis for payment. The CONTRACTOR may not make any adjustment in budgeted funds from Category III, "Program Expenses" to either Category I, "Administration" or Category II, "Capital Expenditures" or between Categories I and II, without prior written approval by the STATE. Expenditures in excess of those budgeted in either Categories I or II may be considered questioned costs. Resolution of such questioned costs will normally result in a request that such excesses be refunded to the STATE. The CONTRACTOR may, however, shift between either Categories I or II to Category III without prior approval. Expenditures in excess of those budgeted in Category III will not normally result in questioned costs unless restrictions have been placed on subcategories within this major category. When the contract restricts expenditures within defined subcategories, any unapproved excess will be considered a questioned cost.

14. PRICE REDUCTION FOR DEFECTIVE COST OR PRICING DATA: If any price, including profit or fee, negotiated in connection with this contract, or any cost reimbursable under this contract was increased by any significant sum because the CONTRACTOR furnished cost or pricing data (e.g., service code cost summaries, salary schedules, reports of prior period costs, etc.) which was not accurate, complete, and current, the price or cost shall be reduced accordingly and the contract shall be modified in writing as may be necessary to reflect such reduction, and amounts overpaid shall be subjected to overpayment assessments (see Attachment A). Any action the STATE may or may not take in reference to such price reduction shall be independent of, and not be prejudicial to, the STATE's right to terminate this agreement.

15. NON-FEDERAL MATCH: For those contracts requiring a non-federal match said match shall be in accordance with provisions of Title 45 CFR, Part 74, Sub-part G. Other funding sources may require different non-federal match amounts which are shown on Attachment C-1.

16. PAYMENT RATES (DOES NOT APPLY TO CONTRACTS WITH OLM SET RATES): Initial payment rates for negotiated contracts may be calculated based on actual expenditures for prior period, available budget and changes in the type or quality of service. The rates may be adjusted up or down during the contract term in accordance with prior paid actual costs or a review of current costs verified by audit or fiscal review. Such a rate adjustment may be retroactive to the beginning of the contract. Rates for contracts awarded as a result of the competitive bidding process will not be changed during the contract term.

17.     ADMINISTRATIVE EXPENDITURES: Total administrative expenditures (Category
        1) may not exceed twenty-five percent of total program expenditures without prior written approval from DHS, Executive Director.

                                 Attachment C-2

                                  ATTACHMENT D
                               FEDERAL ASSURANCES

The CONTRACTOR hereby assures and certifies that it will comply with the regulations, policies, guidelines, and requirements as indicated for said type of institution.

1.      HOSPITALS:  OMB Circulars A-133 and A-110.

2.      STATE AGENCIES, PUBLIC SCHOOLS, LOCAL GOVERNMENTS, AND INDIAN TRIBAL
        GOVERNMENTS:  OMB Circulars A-102, A-128, and A-87; and the Common Rule.

3. PUBLICLY FUNDED COLLEGES AND UNIVERSITIES: OMB Circulars A-110, A-122, A-133, and A-21.

4. PRIVATE NON-PROFIT ORGANIZATIONS/PRIVATE SCHOOLS: OMB Circulars A-110, A-122, and A- 133.

5. INDIVIDUALS/PRIVATE FOR-PROFIT ORGANIZATIONS: Those not Covered by OMB Circulars, but for which DHS has developed its own cost principles, fiscal conditions, and audit requirements which are applicable. These are designed from OMB and USGAO guidelines and GAS governmental accounting standards applicable to other types of entities, and are described in the contract.

Also, the CONTRACTOR assures and certifies with respect to the project that:

1. ALLOWABLE COSTS/COST PRINCIPLES: The cost of a Federal and/or State supported program is comprised of the allowable direct cost of the program plus its allocable portion of allowable indirect costs less applicable credits. Federal and State cost principles are designed to provide that programs bear their fair share of recognized costs as determined by allowable cost principles. No provision for profit or other increments above cost is intended.

        A cost is allowable for reimbursement only to the extent of benefits received by programs, and costs must meet the basic guidelines of allowability, reasonableness, allocability, and remain the net of all applicable credits.

2. LEGAL AUTHORITY: It possesses legal authority to apply for the grant; that a resolution, motion, or similar action has been duly adopted or passed as an official act of the applicant's governing body, if necessary, authorizing the filing of the application, including all understandings and assurances contained therein, and directing and authorizing the person identified as the official representative of the applicant to act in connection with the application and to provide such additional information as may be required.

3. DISCRIMINATION: The Contractor assures and certifies that with respect to the project that:

               TITLE VI OF THE CIVIL RIGHTS ACT OF 1964. It will comply with Title VI of the Civil Rights Act of 1964 (Pub. L. 88-352), as amended, which prohibits discrimination on the basis of race, color, or national origin in programs or activities receiving federal financial aid.

               EXECUTIVE ORDER 11246. It will comply with Executive Order 11246, as amended by Executive Order 11375, which prohibits discrimination in employment on the basis of sex, race, color, or national origin by federal contractors.

               AGE DISCRIMINATION ACT OF 1975. It will comply with the Age Discrimination Act of 1975 (Pub. L. 94-135), as amended, which prohibits discrimination on the basis of age in programs or activities receiving federal financial assistance.

               SECTION 504 OF THE REHABILITATION ACT OF 1973. It will comply with Section 504 of the Rehabilitation Act (Pub. L. 93-112) which prohibits discrimination on the basis of disability in programs or activities receiving federal financial assistance.

                                  Attachment D

               AMERICANS WITH DISABILITIES ACT OF 1990. It will comply with the Americans With Disabilities Act of 1992 (Pub. L. 101-336) which prohibits discrimination on the basis of disability by employers, government agencies, and public accommodations. It will also comply with any other applicable provisions of this act including its telecommunications provisions.

        The contractor will comply with any other civil rights provisions to which it is subject.

4. TRAINING: Every Contractor agrees to attend at least one Department training on the above civil rights laws.

5. HATCH ACT: It will comply with the provision of the Hatch Act which limits the political activity of employees.

6. FAIR LABOR STANDARDS ACT: It will comply with all provisions of the Fair Labor Standards Act, including minimum wage, child labor limitations, and the overtime provisions of the Wage and Hour Division.

7. EMPLOYMENT ELIGIBILITY VERIFICATION: It will comply with the Immigration and Naturalization requirement to maintain a signed copy of the I-9 Employment Eligibility Verification form for each employee.

8. CONFLICT OF INTEREST: It will establish safeguards to prohibit employees from using their positions for a purchase that is or gives the appearance of being motivated by a desire for private gain for themselves or others, particularly those with whom they have family, business, or other ties.

9. RECORDS ACCESS: It will give the grantor agency or the Comptroller General, through any authorized representative, the access to and the right to examine all records, books, papers, or documents related to the grant.

10. ENVIRONMENTAL PROTECTION AGENCY'S LIST OF VIOLATING FACILITIES: It will insure that the facilities under its ownership, lease, or supervision which shall be utilized in the accomplishment of the project are not listed on the Environmental Protection Agency's (EPA) list of Violating Facilities and that it will notify the federal grantor agency of the receipt of any communication from the Director of the EPA Office of Federal Activities indicating that a facility to be used in the project is under consideration for listing by the EPA.

11. FLOOD INSURANCE: It will comply with the flood insurance purchase requirements of Section 102(a) of the Flood Disaster Protection Act of 1973, P.L. 93-234, 876 Stat. 975, approved December 31, 1976. Section
        102(a) requires, on and after March 2, 1975, the purchase of flood insurance in communities where such insurance is available as a condition for the receipt of and federal financial assistance for construction or acquisition purposes for use in any area having special flood hazards. The phrase "federal financial assistance" includes any form of loan, grant, guarantee, insurance payment, rebate, subsidy, disaster assistance loan or grant, or any other form of direct or indirect federal assistance.

12. NATIONAL HISTORIC PRESERVATION: It will assist the federal grantor agency in its compliance with Section 106 of the National Historic Preservation Act of 1966, as amended (16 USC 470), Executive Order 11593, and the Archaeological and Historic Preservation Act of 1966 (16 USC 469a-1 et seq.) by (a) consulting with the State Historic Preservation Officer on the conduct of investigations, as necessary, to identify properties listed in or eligible for inclusion in the National Register of Historic Places that are subject to adverse effects (see 36 CFR Part 800.8) by the activity, and notifying the federal grantor agency of the existence of any such properties, and by (b) complying with all requirements established by the federal grantor agency to avoid or mitigate adverse effects upon such properties.

13. DEBARMENT AND SUSPENSION: It nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency. Where the CONTRACTOR is unable to certify to any of the statements in this certification, such CONTRACTOR shall attach an explanation to this contract.

                                  Attachment D

14. ENVIRONMENTAL STANDARDS: If the amount of this contract exceeds $100,000.00, it agrees to comply with applicable standards, regulations, or orders issued pursuant to the Clean Air Act of 1970 (42 USC 1857 et seq.) and Federal Water Pollution Control Act (33 USC 1251 et seq.) as amended. Violations shall be reported to DOE and the Regional Office of the Environmental Protection Agency.

15. LOBBYING CERTIFICATION: If the amount of this contract exceeds $100,000.00, it will comply with the following:

        a. No federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of an agency, a member of Congress, an officer or employee of Congress, or any employee of a member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

        b. If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.

        c. The undersigned shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

        This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by Section 1352, Title 31, USC. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000.00 and not more than $100,000.00 for each such failure. (If the CONTRACTOR is out of compliance with this requirement, Attachment G, Disclosure of Lobbying Activities, must be part of the contract.)

16. DAVIS-BACON ACT: When required by Federal and/or State legislation, all laborers and mechanics employed by contracts or subcontracts to work on construction projects financed by contract funds must be paid wages not less than those established for the locality of the project by the Secretary of Labor, (40 Stat.
        1494, March 3, 1921, Chapter 411, 40 USC 276A-276A-5).

17. DRUG/SMOKE FREE WORKPLACE: It will maintain a drug/smoke free workplace in compliance with the requirements of 45 CFR, Part 76 and the Utah Clean Air Act.

                                  Attachment D

                                  ATTACHMENT E
                               PROGRAM DESCRIPTION

1. POPULATION TO BE SERVED: Youth meeting the statewide guidelines for admission to a Detention Facility.

2.      ELIGIBILITY CATEGORIES: UN: Universal.

3. ELIGIBILITY DETERMINATION: Eligibility will be determined by the STATE (Division of Youth Corrections).

4. PROGRAM DESCRIPTION: The Division of Youth Corrections, it's authority and responsibilities, are established and provided by UCA 62A-7. Region II of DYC serves three counties (Salt Lake, Tooele, and Summit) of the State. This detention facility will provide services identified within this contract, primarily to eligible residents of Salt Lake, Tooele, and Summit Counties, but may also provide for other areas of the state, depending on space availability and a trend in resources and needs. This contract is intended to meet the growth and increasing demand for detention services for youth meeting the statewide admission criteria promulgated by the Division of Youth Corrections.

        a. DETENTION FACILITIES (UCA 62A7-201): Juvenile Detention is the temporary and safe custody of juveniles, both male and female, 10-18 years of age, who are accused of conduct subject to the jurisdiction of the juvenile court or the jurisdiction of the DYC Youth Parole Authority who require a restricted and secure environment for their own or the community's protection while pending legal action, transfer to another jurisdiction or agency, or have been committed as a disposition.

               Further, juvenile detention provides a wide range of services which support the juveniles' physical, emotional, and social development.

               Services minimally include: education, recreation, counseling, nutrition, medical and health services, library, visitation, communication and continuous supervision.

        b. PROGRAM STANDARDS: The detention facility will be operated according to applicable standard of the American Correctional Association (ACA), Utah State Detention Standards, The Americans with Disabilities Act, and DYC Detention Facility Policies.

        c. MANAGEMENT/SUPERVISION: The detention facility will be operated by qualified and regularly trained personnel in the most cost-effective manner, utilizing a direct supervision management philosophy. Youth will be housed in living units. Each unit will house 16 youth, who will be assigned to rooms according to individual needs and classification. Youth will be under direct and continuous supervision of line staff who will control youth behavior through effective interpersonal communication techniques.

        d. ON-SITE LIAISON: A liaison employed by the Division of Youth Corrections will be located on-site. The responsibilities of this position include monitoring the services of the service provider to assure compliance with the contract. The provider shall provide clerical services for the On-site Liaison. The provider shall provide private, enclosed office space, at least 120 square feet, with furnishings and equipment including computer and telephone.

        e. DETENTION FACILITY ADMINISTRATION: The detention facility and its program shall be managed by a single facility administrator. The administrator will be selected with the concurrence of DYC. The administrator must meet routinely with the DYC Region Director or designee in order to facilitate communications, establish policy, explore problems, and ensure conformity with applicable DYC policy and the contract.

               1) POLICY AND PROCEDURAL MANUAL: The facility shall have a Division approved policy and procedure manual which specifically describes its purpose, programs, procedures, and

                                  Attachment E

                      services offered prior to occupancy. The manual shall be reviewed annually by the Division of Youth Corrections and the facility administrator and updated when necessary. Where applicable, the manual shall adhere to DYC "Policy and Procedures Manual", and Utah Detention Standards.

               2) ORGANIZATIONAL CHART: The facility administrator must provide an organization chart that accurately reflects the structure of authority, responsibility, and accountability within the facility.

               3) FISCAL MANAGEMENT: The CONTRACTOR shall prepare and distribute to the Division of Youth Corrections the following documents: annual budget, income and expenditure reports, financial reports, independent audit reports, other fiscal management reports requested by DYC.

                      The CONTRACTOR shall ensure the policies are written, which include, at a minimum: internal controls, petty cash, bonding, signature control on checks, employee expense reimbursements.

                      There shall be written policy for purchasing and requisitioning supplies and equipment, as well as methods which document and authorize wage payments to employees and consultants.

               4) PERSONNEL: The facility shall be staffed 24 hours a day, seven days a week. The staffing pattern shall have a staffing ratio of 1-8 (one child care worker to eight residents) during work hours. A staff ratio of 1-16 (one child care worker to 16 residents) will be scheduled during graveyard shifts. The staffing pattern shall address the programs, transportation, maintenance, and security needs of the facility. The proposed staffing pattern shall be submitted to the Division of Youth Corrections for review and approval. The facility shall provide, at a minimum written job descriptions and job qualifications for all positions, including: job title, responsibilities, required minimum experience and education.

                      A personnel record shall be maintained on each employee and a written annual performance evaluation shall be conducted.

                      Child care, clinical, and supervisory staff shall have education/experience in behavioral or social sciences and appropriate current licensure.

                      Support services staff, including security (control facility), clerical, food service, and building maintenance shall have required training and experience in their specific area of responsibility.

                      Prior to employment, all employees of the facility must consent to a Bureau of Criminal Investigation (BCI) background check and review of the Utah Social Service Delivery System Child Protective Data Base. No individual will be hired who has previous felony convictions or crimes against children. Any applicants with drug and alcohol related convictions must have prior approval by the Division of Youth Corrections.

                      At the time of hire, all employees shall have a valid Utah State Driver License (if required for the job).

               5) TRAINING: The CONTRACTOR shall meet training requirements in accordance with DYC policy for all staff, documenting amount, content, and time frames for completion. Staff training shall be documented and provided by qualified trainers.

        f. ADMISSION CRITERIA: Admission to Detention shall only occur in accordance with written guidelines promulgated by DYC or in accordance with a court order.

                                  Attachment E

        g. RELEASE AND TRANSFERS: A youth's release from Detention or continuance in detention shall be determined by order the Juvenile Court.

        h. SANITATION AND HYGIENE ACCOMMODATIONS: The CONTRACTOR is responsible for providing, at a minimum, for each resident within his/her sleeping room the following: clothing, bed and mattress, pillow, bed linen, adequate lighting, heating and ventilation.

               Written policy and procedures shall ensure the issue of clean, usable bed linen and towels to new residents, with provisions for exchanging or laundering. Sanitation and hygiene accommodations shall be in accordance with the American Correctional Association Standards and Division policy.

               Each resident shall be provided the following articles for personal hygiene: soap, toothbrush with toothpaste or powder, comb, toilet paper, deodorant.

               There shall be a system for vermin control, pest control, trash and garbage disposal. In general, the facility shall be kept clean and in a good state of repair.

        i.     SECURITY AND CONTROL:

               1) PREVENTATIVE SECURITY: The CONTRACTOR shall provide for sufficient staff to ensure the appropriate supervision of detained youth at all times. Provisions shall be made to ensure that the facility security perimeter is controlled by appropriate means such that residents remain within the perimeter and the general public will not be allowed access to the facility without permission.

                      At least weekly, inspections shall be conducted by staff to ensure all locks, windows, and any other security devices are fully operational. Emergency keys shall be checked at least quarterly to make sure they function.

               2) SEARCHES: The staff shall search all detainees immediately upon admission and at appropriate times during detainment, with attention to the youth's privacy, to ensure the control of contraband in the facility. All policies and procedures relative to conducting searches of detained juveniles are in accordance with Division policy.

               3) CONTROL AND USE OF KEYS: There shall be published policy and procedure in accordance with Division policy, for the use and control of keys. The key control system shall provide a current accounting of the location and possessor of each key at all times.

               4) CONTROL OF TOOLS AND UTENSILS: The CONTRACTOR shall provide written guidelines to govern the control and use of tools, culinary and maintenance equipment, butcher knives, barber shears, and other instruments which can cause death or serious injury. The aforementioned instruments shall be controlled and distributed in accordance with Division policy.

               5) INCIDENT REPORTS: The CONTRACTOR shall adhere to Division policy for the reporting of major incidents and escapes from the facility.

               6) USE OF PHYSICAL FORCE: The use of physical force shall be limited to that authorized by Division policy. Under no circumstances shall physical force by used as punishment. Staff shall be trained in physical and verbal crisis intervention technique. Whenever physical force is used, a written incident report shall be prepared documenting the nature of the incident, amount of force required, injuries to staff or detainee and treatment of injuries when applicable. All reports of the use of physical force shall be submitted to the facility administrator and the on-site liaison immediately. Any person injured in an accident must receive an immediate medical examination and treatment.

                                  Attachment E

               7) USE OF MECHANICAL RESTRAINTS: The CONTRACTOR shall have established procedures in accordance with Division policy for the use of mechanical restraints addressing: approval by facility director or designated personnel; constant visual and/or audio observation when used; never applied as punishment nor used for more time than necessary; whenever transporting youth; medical reasons; by direction of the medical officer; to prevent detainee self-injury, injury to others, or property damage; incident reports filed by facility staff involved. All reports of the use of physical force shall be submitted to the facility administrator and the on-site liaison immediately.

               8) HOSTAGE SITUATION: The CONTRACTOR shall establish procedures and guidelines adhering to Division policy to be followed by staff for hostage situations which maximize the safety of hostages and hostage takers and minimize the disruption and security of the facility.

               9) MAJOR DISTURBANCE: The facility shall have a written plan to be followed in the case of a major disturbance in the facility. That plan shall be available to all personnel who shall receive periodic training in its implementation. The plan is reviewed and approved by the Division annually and updated as necessary.

               10) FIREARMS: The use or possession of firearms for control of residents shall be prohibited. Firearms shall not be permitted in the facility at any time. A system of receipt for the temporary safe storage of such equipment brought on grounds by law enforcement officers or others shall be required.

               11) TRANSPORTATION: The CONTRACTOR shall establish procedures in accordance with Division policy which shall be followed to ensure the safety and security of youth and staff when it is necessary for a youth to be transported outside the facility.

               12) EVIDENCE AND CONTRABAND: The CONTRACTOR shall ensure staff follow appropriate procedures if it becomes necessary to retain evidence at the facility temporarily in order to avoid breaking the chain of evidence. Staff shall follow necessary procedures to avoid the introduction of contraband into the facility and to prevent contraband from being accessible.

        j. SAFETY AND FIRE PREVENTION: The CONTRACTOR will ensure that a qualified state fire official routinely inspect the facility for compliance with safety and fire prevention standards. There shall be routine fire and safety inspections of the facility by an administrative staff member. Written guidelines in accordance with Division policy shall be established specifying the facility's fire prevention regulations and practices.

               The CONTRACTOR is responsible for and shall assure an approved fire alarm system and automatic smoke control system is operational and maintained regularly.

        k. PROGRAMS: The facility shall ensure that quality programs are available to all residents regardless of the length of time detained. Programs and services are available to all residents immediately upon admission to the facility.

               The CONTRACTOR shall provide or make available, at a minimum, the following programs/services to residents:

               1) EDUCATION: The facility shall have education programs in accordance with the Utah State Education of Youth in Custody Law. Educational services shall be funded by the State Office of Education and administered cooperatively between the Granite School District and the facility. All residents shall be expected to attend school while in the facility.

               2) LIFE SKILLS: Life skills classes equip residents with the mechanisms necessary to successfully integrate into productive community life. Life skills include the fundamentals of every day living, which most people have naturally learned through their developmental years. Topics

                                  Attachment E

                      include time management, use of community resources, anger management, effective communication, health issues, victim awareness, etc.

               3) CLINICAL SERVICES: The facility shall utilize range of services to meet the needs of residents for crisis intervention, assessment, group, individual and family counseling, and clinical assessment and therapy. Personnel shall be licensed in accordance with the Division of Occupational and Professional Licensing requirements and must provide the Division with consent to conduct a criminal record check, consent to the review of the Utah Social Services Delivery System Child Protective Data Bases, and must be trained in the Department's Provider Code of Ethics.

               4) RECREATION: The CONTRACTOR shall ensure that all youth are provided the opportunity to participate in constructive leisure time activities and exercise involving large-motor, recreational activities for a minimum of two hours on school days and three hours on non- school days, not including time spent watching television. The CONTRACTOR shall provide for a variety of indoor and outdoor recreational activities.

               5) ARTS AND CRAFTS: The CONTRACTOR shall facilitate arts and crafts activities for residents, when possible. The recruitment of volunteers with arts and crafts skills to provide these services are encourage.

               6) CLERGY PROGRAM: The facility shall ensure the availability of religious services and counseling to residents. All youth shall have the opportunity to voluntarily practice their respective religions. Youth shall be permitted to attend services of their choice, when possible, and to receive visits from representatives of their respective faiths. Religious services may be coordinated through a volunteer chaplain.

               7) LIBRARY SERVICES: Appropriate library services at the facility shall be provided through the local school district and community donations.

               8) HOUSEKEEPING AND WORK PROGRAMS: The detention facility shall require all youth to perform housekeeping functions, such as necessary maintenance of their own rooms and general maintenance of the living areas. Opportunities shall be provided for youth to voluntarily perform additional work for restitution or fines ordered by the Juvenile Court.

               9) VOLUNTEER PROGRAMS: Opportunities shall be provided for detainee to maintain contact with the community through a volunteer services program. The use of volunteers shall be designed to enhance and improve the services and programs offered by the facility and not used to supplant regular program activities or staff. Volunteers are required to have a BCI criminal records background check.

        l. FOOD SERVICE: The CONTRACTOR shall provide for at least three meals, of which two are hot meals, at regular times during each 24 hour period, with no more than 12 hours between the evening meal and breakfast. Provided basic nutritional goals are met, variations may be allowed, based on weekend and holiday food demands. Special diets must be provided, as required, to meet the medical and religious needs of incarcerated youth. Food shall not be withheld for disciplinary purposes. Careful planning of menus and competent supervision of food preparation is required.

        m. DISCIPLINARY PROCEDURES: The CONTRACTOR shall provide a resident disciplinary process in accordance with Division policy.

               1) WRITTEN RULES OF CONDUCT: The facility shall have written rules of conduct which outlines acts prohibited within the facility and sanctions that may be imposed for rule violations.

               2) DISCIPLINARY ACTION/CONFINEMENT: The facility shall provide discipline which shall be equitable and consistent in its administration and commensurate with the violation.

                                  Attachment E

                      Discipline shall be designed to balance and preserve the interests of both the resident and the institution and shall be used to manage behavior, not for retaliation. Disciplinary actions taken shall be the least restrictive measure available to effect control. Disciplinary sanctions shall not deny the youth's legal and ethical rights. Facility staff shall follow Division disciplinary policy and procedures.

               3) INCIDENT REPORTS: Following DYC policy, all unusual incidents will be documented and distributed following any non-routine event, including, but not limited to, any accident, low violation, suicide attempt, assault, crisis or extreme upset occurring at the facility. Copies of all incident reports shall be written and forwarded to the DYC liaison within 24 hours of the incident.

        n. RESIDENT RIGHTS: The CONTRACTOR shall ensure that resident rights are protected and afforded at all times during the youth's time of incarceration. The CONTRACTOR shall adhere to Division policy and ensure the resident's rights regarding: telephone calls, visitation, mail, access to court, availability of services and programs, fingerprinting and photographing, hair (length, style, and service), protective services to residents.

        o. GRIEVANCE PROCEDURES: A resident grievance procedure will be established at the facility in accordance with Division Policy. The on-site liaison will act as the Division's appeals officer for this procedure, using existing Division mechanisms for review.

        p. PLANT MAINTENANCE: The CONTRACTOR shall be responsible for providing all routine maintenance of the facility and shall not allow more than normal wear and tear to occur while providing the operational services. Any repairs related to structural or design defects, natural disasters, poor workmanship, changes mandated by the STATE or other governmental agencies, or any other occurrence beyond the control of the CONTRACTOR shall be the responsibility of the STATE. The CONTRACTOR shall be responsible for any repairs occurring as a result of its actions in managing the facility. Qualified personnel trained in major system maintenance shall be available to operate and maintain the facility.

               1) During the first year of occupancy, the building constructed Contractor's warranties and guarantees will cover primary building equipment repairs.

               2) The Contractor (Cornell Corrections of California, Inc.) shall be responsible for coordinating initial training and instruction of maintenance personnel in basic plan operations and maintenance with the building contractor and its subcontractors.

               3) The Contractor shall, at its sole expense, maintain the physical structure of the facility and all equipment and tangible personal property contained herein, in accordance with ACA Standards, commonly accepted correctional practices, and Contractor Policy and Procedures, including all maintenance related to structural conditions or defects as well as ordinary routine and preventive maintenance, to maintain, preserve, and keep the facility and equipment in good repair, working order and condition, subject to normal wear and tear. The Contractor will from time to time, as needed, make or cause to be made all necessary and proper repairs, replacements, and renewals, which shall thereupon become part of the facility. During the term of this contract, DYC shall have no responsibility, financial or otherwise, with respect to maintenance of the facility. Failure to comply with maintenance requirements shall result in a reduction of the final year's operational price by the cost of any repairs.

               4) Subject to the prior written approval of DYC, which approval shall not be unreasonably withheld, the CONTRACTOR, shall have the authority to remodel the facility or make substitutions, alterations, additions, modifications and improvements to the facility from time to time, the cost of which remodeling, substitutions, alterations, additions,

                                  Attachment E

                      modifications and improvements shall be paid by the CONTRACTOR, and the same shall become part of the facility.

        q. TRANSPORTATION: The CONTRACTOR shall be responsible to transport residents for emergency medical care and to other facilities to prevent overcrowding. When possible facility staff will also help facilitate transportation to necessary and approved appointments.

        r. POPULATION CONTROL: If a condition of crowding occurs at the facility (a condition of being required to house more than design capacity), the CONTRACTOR is allowed a period of 48 hours to notify DYC of the overcrowding, receive direction from DYC, mutually resolve the condition.

        s. MEDICAL SERVICES: All youths in detention shall have ready access to needed medical services. Comprehensive medical care will be provided by contract or in cooperation with contracted health providers. The contractor shall make diligent efforts to ensure that the medical needs of all detainees are attended to in an expeditious and professional manner. The contractor shall adhere to all DYC detention policies regarding medical care.

                                  Attachment E

                                  ATTACHMENT F
                            OBJECTIVES AND EVALUATION

PROGRAM QUALITY ASSURANCE AND OUTCOME MEASURES

1. The CONTRACTOR agrees to comply with negotiated data requirements, and negotiated resource requirements for outcome evaluations conducted by the Division.

2. The Division shall evaluate the program by mutually agreeing with the CONTRACTOR to minimum threshold for each program component. The CONTRACTOR agrees to comply with and participate in the quality assurance system developed by the Division.

        a. The facility director agrees to participate on a minimum of one on-site quality assurance review of a similar program in Utah during the fiscal contract year.

        b. The CONTRACTOR agrees that the program shall meet minimum thresholds for program quality and understands that failure to achieve compliance with the threshold within six months of an on-site review, unless there are extenuating circumstances approved by the Division, will result in either adherence to a remedial action plan developed by the Division of Youth Corrections or cancellation of the contract.

                                  Attachment F